Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of AirXpanders, Inc. (the “Company”) of our report dated February 27, 2018, relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2017.

/s/ SingerLewak LLP

San Jose, California
May 3, 2018